UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES
EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 11, 2019

PIXELWORKS, INC.
(Exact name of registrant as specified in its charter)

OREGON	000-30269	91-1761992
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

226 Airport Parkway, Suite 595
San Jose, CA 95110
(408) 200-9200
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Amended and Restated Change of Control and Severance Agreement with Todd A. DeBonis

On April 11, 2019, the Board of Directors of Pixelworks, Inc. (the “Company”) approved, and the Company entered into, an Amended and Restated Change of Control and Severance Agreement with Todd A. DeBonis, the Company’s President and Chief Executive Officer (the “Restated Severance Agreement”). The Restated Severance Agreement replaces the prior Change of Control Severance Agreement entered into with Mr. DeBonis on January 4, 2016, and includes substantially similar terms to such prior agreement, except that the Restated Severance Agreement provides revised benefits in the event of an involuntary termination of Mr. DeBonis’ employment in the period between twelve months and twenty-four months following a change of control of the Company, and extends the equity acceleration rights for Mr. DeBonis in the event of an Involuntary Termination for any reason to RSUs, which previously were not included.

In summary, the Amended Restated Severance Agreement provides the following:

In the event an involuntary termination occurs within six months prior to, or within twenty-four (24) months following, a “change of control” (as such term is defined in the Restated Severance Agreement), Mr. DeBonis will be entitled to the following benefits: (i) a lump sum cash payment equal to twelve (12) months of his base salary and the then-current year's target bonus as in effect as of the date of such involuntary termination or, if greater, as in effect immediately prior to the change of control; (ii) accelerated vesting of all outstanding equity awards granted to him by the Company prior to the change of control; and (iii) the same level of Company-paid health coverage and benefits at the levels in effect on the day preceding the termination of Mr. DeBonis until the earlier of when he (and any eligible dependents) is no longer eligible to receive continuation coverage pursuant to COBRA, or twelve (12) months from the date of termination. In the event of an involuntary termination that occurs within six months prior to a change of control, any acceleration of vesting of options and shares triggered by the change of control will occur immediately prior to the change of control and Mr. DeBonis will have a minimum of six months following the change of control to exercise the options (or longer if a longer period would otherwise be applicable).

In the event of an involuntary termination apart from a change of control, Mr. DeBonis would receive the same cash severance and health benefits as if the termination occurred within six months prior to, or within twenty-four (24) months following, a change of control, as described above, but will only receive accelerated vesting in those outstanding equity awards that would otherwise have vested during the twelve (12) months following such termination. In this event, the benefits would be calculated as if the date of the change of control were the same as the date of the involuntary termination.

In the event the severance benefits under the Restated Severance Agreement would be treated as excess parachute payments subject to excise taxes, the benefits would either be reduced to a level that would not trigger the excise taxes or would be paid in full, whichever results in Mr. DeBonis retaining a greater benefit on an after-tax basis.

Our Executive Compensation Recovery Policy

On April 11, 2019, the Board of Directors adopted an Executive Compensation Recovery Policy.  Under this policy “Covered Executives” are required to reimburse the Company for up to three years of any “Excess Incentive Compensation” determined, in whole or in part, by financial results that are later restated due to material noncompliance with financial reporting requirements (other than a retroactive change in generally accepted accounting principles). Each of Todd DeBonis, the Company’s chief executive officer, and Steven Moore, the Company’s chief financial officer, constitute Covered Executives for purposes of the policy.

This policy applies to all incentive compensation paid to Covered Executives that was granted, calculated or vested based on financial reporting measures for current and future years, without regard to whether the misstatement was the fault of the Covered Executive.  Unless the Board determines that doing so would be impractical or (to the extent permitted by law) would result in a disproportionately adverse tax impact on the Covered Executive, the Board must attempt to recoup from each Covered Employee the difference between any amounts paid in the prior three years based on an erroneous financials pertaining to fiscal years starting on or after January 1, 2019 and the amount that would have been paid had the financial statements been correct in the first instance (“Excess Incentive Compensation”).

The foregoing descriptions of the Restated Severance Agreement and the Executive Compensation Recovery Policy do not purport to be complete and are qualified in their entirety by reference to the full text of the Restated Severance Agreement and Executive Compensation Recovery Policy, which are attached to this report as Exhibit 10.1 and Exhibit 10.2 and are incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
10.1	Amended and Restated Change of Control and Severance Agreement by and between Pixelworks, Inc. and Todd A. DeBonis, dated April 11, 2019.
10.2	Executive Compensation Recovery Policy, adopted April 11, 2019 by the Pixelworks, Inc., Board of Directors.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PIXELWORKS, INC.
(Registrant)

Dated:	April 15, 2019	/s/ Steven L. Moore
Steven L. Moore Vice President, Chief Financial Officer, Secretary and Treasurer